Citigroup Funding Inc.	Pricing Sheet dated March 28, 2011 relating to Offering Summary dated March 28, 2011
Medium-Term Notes, Series D
No. 2011 - MTNDG0025
Filed Pursuant to Rule 433
Registration Nos. 333-157386 and 333-157386-01

STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

600,000 ELKS® Based Upon the Common Stock of JDS Uniphase Due September 01, 2011

Equity Linked Securities (“ELKS®”)

F I N A L T E R M S – M A R C H 2 8, 2 0 1 1
Issuer:	Citigroup Funding Inc.
Guarantee:

Any payments due on the ELKS are fully and unconditionally guaranteed by Citigroup Inc., Citigroup Funding’s parent company; however, you may receive an amount at maturity that is less than the stated principal amount of your initial investment.

Aggregate principal amount:	$6,000,000
Stated principal amount:	$10 per ELKS
Issue price:	$10 per ELKS (see “Underwriting fee and issue price” below)
Maturity date:	September 01, 2011
Payment at maturity:

For each $10 ELKS: (1) a fixed number of shares of the underlying equity equal to the equity ratio (or, if you exercise your cash election right, the cash value of those shares based on the trading price of the underlying equity on the valuation date) if the trading price of the underlying equity on any trading day from but excluding the pricing date to and including the valuation date declines  to or below the downside threshold price, or (2) $10 in cash.

Equity ratio:	0.51626 (the stated principal amount divided by the initial equity price, subject to antidilution adjustments for certain corporate events)
Downside threshold price:	$11.62, (60.00% of the initial equity price).
Initial equity price:	$19.37, the closing price of the underlying equity on the pricing date.
Valuation date:	August 29, 2011
Coupon:	16.75% per annum (7.026% for the term of the ELKS), paid at maturity and computed on the basis of a 360-day year of twelve 30-day months.
Underlying equity:	The Common Stock of JDS Uniphase (NASDAQ symbol: "JDSU UW").
Pricing date:	March 28, 2011
Issue date:	March 31, 2011
Listing:	The ELKS will not be listed on any securities exchange.
CUSIP number:	17316G172
ISIN:	US17316G1720
Underwriter:	Citigroup Global Markets Inc., an affiliate of the Issuer. See “Supplemental information regarding plan of distribution; conflicts of interest” of the related offering summary.

Underwriting fee and issue price:		Price to public (1)	Underwriting fee (1)	Proceeds to issuer
	Per ELKS	$10.0000	$0.1200	$9.8800
	Total	$6,000,000	$72,000	$5,928,000

(1)      Selected dealers, including Morgan Stanley Smith Barney LLC (an affiliate of the underwriter), and their financial advisors will collectively receive from the underwriter, Citigroup Global Markets Inc., a fixed selling concession of $0.1200 for each ELKS they sell. See “Fees and selling concessions” on page 7 of the related offering summary.

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE RELATED OFFERING SUMMARY, THE RELATED ELKS PRODUCT

SUPPLEMENT, PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW.

Offering Summary filed on March 28, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000131828111000055/fwp_11-005521.htm

ELKS Product Supplement filed on February 14, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000119312511035594/d424b2.htm

                                                                         Prospectus Supplement and Prospectus filed on February 14, 2011:

http://www.sec.gov/Archives/edgar/data/831001/000095012311013008/x89392ae424b2.htm

THE ELKS ARE NOT BANK DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY, NOR ARE THEY OBLIGATIONS OF, OR GUARANTEED BY, A BANK.

Citigroup Funding Inc., the issuer, and Citigroup Inc., the guarantor, have filed a registration statement (including an ELKS product supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the ELKS product supplement, prospectus supplement and prospectus in that registration statement (File No. 333-157386) and the other documents Citigroup Funding and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Funding, Citigroup Inc. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the ELKS product supplement and related prospectus supplement and prospectus by calling toll-free 1-877-858-5407.